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                                                                  EXHIBIT 10.13

                        1998 INCENTIVE COMPENSATION PLAN

PLAN A.   All Officers and non-commissioned, full-time employees participate in
Plan A of the program. Plan A represents 50% of the incentive compensation potential for participants. The basis for incentive compensation for this portion of the program is the Company's year-to-date results versus the 1998 Sales Plan measured quarterly. Actual pay-out is made quarterly, except for pay-outs relating to sales exceeding 100% of the 1998 Sales Plan which are measured and paid at year-end.

PLAN B.   Officers, and certain employees, participate in Plan B.  Plan B represents the other 50% of the incentive compensation potential for these participants. For Plan B, bonuses are based on the Company's results versus the 1998 Sales Plan, and to the extent that actual sales are at least 70% of the 1998 Sales Plan, individuals receive incentive compensation in relation to their achievement of individual objectives. Measurement and actual pay-out are at the end of the year.

PLAN C.   Those employees who participate in Plan A, but do not participate in
Plan B, participate in Plan C. For these employees, Plan C represents 50% of their incentive compensation potential. The basis for incentive compensation for this portion of the program is the individual's achievement of pre-defined objectives. An individual must achieve at least 50% of their objectives in order to be receive any bonus under this portion of the program. Actual pay-out is not tied to the Company's sales performance and is measured and paid at the end of the year.


PLAN A PARTICIPANTS:                    All Officers and non-commissioned,
                                        full-time employees.

PLAN B PARTICIPANTS:                    PLAN C PARTICIPANTS:

Bruce Barrett (President & CEO)         Rick Scheuing (Director, R&D)
TBD (Medical Director)                  Pam Winters (Director, Operations)
Raymond Gunn (EVP & CFO)                Ron Widman (Director, Medical Affairs)
Bill Iacona (Controller)                Oleg Gonopolskiy (Sr. Engineer)
Mary Ann Victor (Director, IR/PR/HR)    Jim Youngblood (Engineer)
Susan Draper (Manager, Purchasing)      Julie Lim (Engineer)
Jean Esten (Sales & Marketing Admin)    Chris Osborne (Engineer)
Rosanne Barone (Accountant)             Gary Wellhausen (Engineer)
Tim Macko (Shipping & Receiving)
Shane Toma (Production Supervisor)
Rebecca The (Material Mgr)
Lloyd Nieto (Quality Technician)
Teri Hoyer (Secretary)
Amy Roach (Secretary)
Rita Caporale (Receptionist)

NOTE: New employees will be considered for participation at the discretion of the President or the Compensation Committee and the bonuses will be pro-rated as determined by the President or Compensation Committee.

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                  INCENTIVE COMPENSATION PAY-OUT CALCULATIONS


PLAN A:  QUARTERLY PAY-OUT CALCULATION

         YTD % TO SALES PLAN  X  FACTOR  X  SALARY  X  RATE(a)  X  .5

         FACTOR CALCULATION:

              % TO PLAN                 FACTOR
              ---------                 ------

                < 70                      0
              70 to <80                  .5
              80 to <90                  .8
             90 to <100                 1.0
             100 to <110                1.125
             110 to <125                1.25
                > 125                   1.5


PLAN B:  YEAR-END PAY-OUT CALCULATION

    % of Goals X Salary X Rate(a) X % to Sales Plan X % to Profit Plan X .5


PLAN C:  YEAR-END PAY-OUT CALCULATION

    % of Goals X Salary X Rate X .5



NOTE: The President or Compensation Committee reserve the right to adjust actual bonus paid to an individual under Plan B or Plan C by +/- 20%.

(a) Rates range from 10% to 50%.

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                       PROGRAM ADMINISTRATION GUIDELINES


- This Plan shall be administered by the Company's Compensation Committee, which is authorized to interpret this plan, to make, amend, and rescind rules and regulations relating to this plan, to make awards under this plan, and to make all other determinations under this plan necessary or advisable for its administration.

- All determinations, interpretations, and constructions made by the Compensation Committee shall be final and conclusive.

- The Board reserves the right to pay bonuses to participants beyond those, if any, called for by the plan.

-    Rights under this plan may not be transferred, assigned or pledged.

- Nothing in this plan confers on any participant any right to continued employment and does not interfere with the Company's right to terminate an employee's employment.

- Revenue and net income will be as reported in the Company's Form 10-Q and 10-K.

- Employee must be a full-time employee in good standing at time of pay-out to receive any pay-out (i.e. no prorated pay-outs and no pay-out if employee leaves between completion of period for which pay-out was calculated and actual day of pay-out).

- Any over achievement pay-out earned due to actual revenue in excess of the 1998 Plan will be paid after year-end based on sales for the entire year compared to the 1998 Sales Plan. There is no cap on the bonus potential for this plan.

- Employee participation in the program will be suspended during periods of sick days beyond the allowable amount, long-term disability periods, or any other extended leave of absence. Actual pay-out reductions will be at the discretion of the President or the Compensation Committee.

- Earned pay-outs under Plan A are intended to be paid after the close of each fiscal quarter based on year-to-date performance and bonuses under Plans B and C are intended to be paid after the end of fiscal 1998, in either case as soon as practicable after sales and net income are determined and the bonus calculation is confirmed by the Compensation Committee.

- Payments under Plan A will be made for catching up on a year-to-date basis. For example, if the Company finishes the first quarter below
     Plan, employees can recoup their full first quarter bonus not earned by catching up to 100% to Plan year-to-date by the end of the second quarter.